Exhibit 10.46

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into effective as of the 28th day of February, 2000, between AMERICAN TECHNOLOGY CORPORATION, a Delaware publicly traded corporation (the "Company"), and James J. Croft III ("Employee").

Employee, in consideration of the covenants and agreements hereinafter contained, agrees as follows with respect, to the employment of the Company of Employee and Employees future business activities.

1. Employment: Term of Employment. The Company hereby employs Employee and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth. Subject to the provisions for termination as hereinafter provided, Employee's term of employment by the Company shall be from the date of this agreement until September 30, 2004, and said employment shall continue after such date until either party shall deliver written notice to the other party hereto to the effect that the employment hereunder shall terminate thirty (30) days from the giving of such notice. This Agreement will supersede all prior written and oral employment agreements entered into by and between Company and Employee.

2. Services to be Rendered by Employee. Employee shall be subject to the direction of the Board of Directors, a duly authorized committee thereof, or the Company's Chief Executive Officer and his duties shall be those generally vested in the office of Vice President of Research for the corporation and he shall have such other powers and duties as may be reasonably prescribed by the Board of Directors, a duty authorized committee thereof, or the Company's Chief Executive Officer and shall perform such duties as from time to time may be decided upon by the Board of Directors, a duly authorized committee thereof, or the Company's Chief Executive Officer, including but not limited to, speaking for and promoting the sale of the Company's product lines as public spokesman both in print and television ads.

The Employee agrees that he will serve the Company faithfully and to the best of his abilities, devoting substantially all his time, energy and skill to the activities of the Company and the promotion of its interests. Employee shall not serve as an officer or director or similar capacity with any other entity except with the consent of the Company. The Company has agreed to accommodate Employee's position with Definitive Audio to the extent of an average of one day per month so long as the prime focus of Employee's time and activities are in support of the Company's objectives.

3. Compensation.

(a) For the services to be rendered by Employee during his employment by the Company, the Company shall pay Employee a Base Salary of One Hundred Ten Thousand Dollars ($110,000) per annum during the term of this agreement, prorated for any partial period and paid in conformity with the Company's normal payroll period. Employee's salary shall be reviewed by the Board of Directors from time to time in its discretion, and Employee will receive such salary increases, if any, as the Board of Directors in its sole discretion determines.

(b) Employee shall be entitled to participate in any bonus pool or similar program established by the Board of Directors.

(c) The Employee's place of employment shall be considered San Diego County, California (or other mutually agreed upon location).

(d) Employee shall be entitled to participate in and receive benefits under the Company's executive benefits plans as in effect from time to time, including, medical insurance, sick leave, and vacation time, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and Company policies.

(e) The Company shall pay or reimburse Employee for all expenses normal reimbursed by the Company and reasonably incurred by him in furtherance of his duties hereunder and authorized by the Company, including without limitation, expenses for entertainment, traveling, meals, hotel accommodations and the like upon submission by him of vouchers or an itemized list thereof as the Board of Directors; may from time to time adopt and authorize, and as may be required in order to permit such payments as proper deductions to the Company under the Internal Revenue Code of 1986 and the rules and regulations adopted pursuant thereto now or hereafter in effect.

(f) All amounts payable or which become payable under any provision of this Agreement will be subject to any deductions authorized in writing by Employee and any deductions and withholdings required by law.

(g) As compensation for consideration of extending Employee's Employment Agreement and granting an exclusive license to ATC for the Croft Invention known as "Three chamber, series tuned band-pass subwoofer" as defused, in the document "Croft Pre-October 1997 Proprietary Technologies" dated 10/1/97, and as of this date commonly referred to as the Xtended Range Subwoofer in ATC, the Company agrees to pay a Premium Royalty in addition to that in the Royalty Agreement Addendum Plumber Three with Employee. Royalty Agreement for this Agreement shall mean the Addendum agreed to and signed by Employee for royalty payments for granting an exclusive license to ATC for the Croft Invention known as "Three chamber, series tuned band-pass subwoofer" within the terms of the Employee Intellectual Property Submissions for American Technology Corporation Policy ( Hereinafter referred to as the "Policy"). The Premium Royalty for this Agreement shall mean the amounts listed herein for incremental compensation. The schedule of these incremental amounts is: 3% incremental to the royalties in the Policy for the first two million dollars of income from the invention to ATC, 2% incremental to the royalties in the Policy for the second two million dollars of income from the invention to ATC, and 1% incremental to the royalties in the Policy for the third two million dollars of income from the invention ATC. These Premium Royalties shall vest as one incremental amount per complete year of service from the signing date of this Agreement. These royalties shall continue indefinitely and survive this Agreement if Employee fulfills the term and conditions of this Agreement and is not terminated for good cause. Should Employee voluntarily terminate employment or be terminated without cause, one fourth of the incremental potential earnings from the Premium Royalties shall be vested for each year of successfully completed service.

(h) Employee also agrees to restructure his Addendum of January 12, 1999 and Addendum Number Two dated January 14,1999 for the exclusive license to ATC for the "Acoustic Transformer Based Woofer Systems" intellectual property and subsequent patent(s). Those Addenda are amended by this Agreement to the following terms:

1) From the date of this agreement until March 25,2004, ATC maintains its exclusive license with no minimum payments.
2) On March 25,2004, the existing terms and minimums from the above mentioned 1999 Addenda will be reinstated.

(i) Employee agrees to use Employee's best efforts to prepare and have filed patent documentation, in a timely and accurate manner, for "an electrostatic loudspeaker that uses higher resistance stators with contacts in the middle of stator or in a line source strip (two examples of many) such that areas further from the contact point are attenuated with fiequency; the impedance becomes more resistive in nature, frequency response is flattened, directivity is manipulated, and areas of highest resistive paths are delayed, further curving the wavefront" (currently commonly referred to within ATC as "variable resistive stator") including all embodiments known to Employee as well as any and all future improvements which likewise will be prepared and filed for patent(s) in a timely and accurate manner. Employee also agrees to assign the patent(s) exclusively to ATC. ATC agrees that should the Company at some future time determine not to use the technology in its licensed technologies or to generate revenues through licensing of this specific technology with or without combination with other ATC technologies, ATC will great an exclusive license to Employee for Employee's use in commerce for a royalty fee to ATC of 2% of Employee's Royalty earnings from sublicensing or Employee's revenues for products sold directly to market from the technology and or patent(s) related to said technology. Company agrees to use reasonable efforts to obtain additional stock options from the shareholders for the 1997 Stock Option Plan at the 2000 Annual Meeting and upon successfully obtaining same to grant to Employee 25,000 Stock Options as consideration for work performed on this technology. Said Stock Options are to vest 50% after one year of voluntary service and 50% after the second year of voluntary service. Said options would not continue to vest if Employee is terminated for cause.

4. Indemnification.

(a) If, after the date of the commencement of the Employment Period, the Employee is made a parry or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was an officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is an alleged act or failure to act in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Employee in connection therewith, including, without limitation, payment of expenses incurred in defending a Proceeding prior to the final disposition of such Proceeding (subject to receipt of an undertaking by the Employee to repay such amount if it shall ultimately be determined that the Employee is not entitled to be indemnified by the Company under Delaware taw), and such indemnification shall continue as to the Employee even if he has ceased to be an officer, member, employee or agent of the Company or other enterprise and shall inure to the benefit of his heirs, executors and administrators.

(b) The right of indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 4 shall not be exclusive of any other right that the Employee may have or hereafter may acquire under any statute, provision of the Certificate of incorporation or Bylaws of the Company, agreement, vote of shareholders or disinterested directors or otherwise.

5. Termination of Employment.

(a) The Company shall have the right at its option to terminate the employment of Employee hereunder by giving written notice thereto to the Employee in the event of any of the following:

(1) The Company may terminate this Agreement at any time with good cause, as determined by the Board of Directors of the Company, or a duly authorized committee thereof, acting in good faith and upon reasonable grounds, whereupon all compensation to Executive shall cease as of the effective date of termination. As used in this paragraph or elsewhere in this Agreement, the term "good cause" shall mean (i) dishonesty by Executive detrimental to the best interests of the Company, (ii) continuing inattention to or neglect of the duties to be performed by Employee, (iii) willful disloyalty of Employee to Company, (iv) the death or disability of Employee, (v) conviction by a court of competent jurisdiction of Employee in any fraud, or (vi) the imparting of any material confidential information by Employee in violation of this Agreement.

(2) if the Company gives Employee thirty days advance written notice of termination of employment.

(3) If this agreement is terminated by the Company pursuant to Paragraph 5(a)(2) hereof, then Employee shall be entitled to severance payments equal to six (6) months of his then monthly Base Salary and any bonus on an as if perfected basis payable in one lump sum within thirty (30) days after such effective termination of Employee's employment by the Company irrespective of the remaining term of this agreement.

(b) The Employee shall have the right at his sole option to terminate employment hereunder at any time upon thirty (30) days written notice.

6. Soliciting Customers or vendors. The Employee agrees that he will not for a period of one (1) year immediately following the termination of his employment with the Company, either directly or indirectly make known to any competing person, firm. or corporation the names or addresses of any of the customers or vendors of the Company or any other information pertaining to them that is not in the public domain.

7. Trade Secrets of the Company. The Employee prior to and during the term of employment under this Agreement has had and will have access to and become acquainted with various trade secrets, consisting of devices, secret inventions, processes, and compilations of information, records, and specifications which are owned by the Company, and which are regularly used or to be used in the operation of the business of the Company. The Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the term of this agreement or for a period of 36 months thereafter, except as required in the course of his employment at ATC. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of the Company, whether prepared by the Employee or otherwise coming into his possession, shall remain the exclusive property of the Company and shall act be removed under any circumstances from the promises of the Company where the work is being carried on without prior written consent of the Company or consistent with the Company's normal business practices.

8. Inventions and Patents.
(a) Employee has provided the Company with a list of audio properties developed by Employee prior to employment. The Company shall separately negotiate for license(s), in accordance with the Employee Intellectual Property Submissions for American Technology Corporation General Policy, for any of these listed properties should the Company desire to use them in any of its product programs. Other inventions shall be assumed to fall under the provisions of this Section 8.

(b) The Employee agrees that as to any inventions made by him during the term of his employment, solely or jointly with others, which are made with the equipment, supplies, facilities or trade secret information of the Company, or which relate at the time of the conception or reduction to practice of the invention to the business of the Company or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by the Employee for the Company, shall belong to the Company and the Employee promises to assign such inventions to the Company. The Employee also agrees that the Company shall have the right to keep such inventions as trade secrets, if the Company chooses. The Employee agrees to assigns to the Company the Executive's rights in any other inventions where the Company is required to grant those rights to the United States government or say agency thereof. In order to permit the Company to claim rights to which it may be entitled, the Employee agrees to disclose to the Company in confidence all inventions which the Employee makes arising out of the Employee's employment and all patent application filed by the Employee within one year after the termination of his employment.

(c) The Employee shall assist the Company in obtaining patents on all inventions, designs, improvements, and discoveries patentable by the Company in the United States and in all foreign countries, and shall execute all documents and do all things necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.

9. Severability. Each paragraph and subparagraph of this Agreement shall be construed and considered separate and severable from the validity and enforceability of any other provision contained in this Agreement.

10. Assignment. The rights of the Company (but not its obligations) under this Agreement may, without the consent of the Employee, be assigned by the Company to any parent, subsidiary, or successor of the Company; provided that such parent, subsidiary or successor acknowledges in writing that it is also bound by the terms and obligations of this Agreement. Except as provided in the preceding sentence, the Company may not assign all or any of its rights, duties or obligations hereunder without prior written consent of Employee. The Employee may not assign all or any of his rights, duties or obligations hereunder without the prior written consent of the Company.

11. Notices. All notices, requests, demands and other communications shall be in writing and shall be defined to have been duly given if delivered or if mailed by registered mail, postage prepaid:
(a) If to Employee, addressed to him at the following address as may be changed in writing from time to time:
James Croft
_______________________
_______________________

(b) If to the Company, addressed to:
American Technology Corporation
13114 Evening Creek Dr. South
San Diego, California 92128

or to such other address as any party hereto may request by notice given as aforesaid to the other parties hereto.

12. Title and Headings. Titles and headings to paragraphs hereof are for purposes of references only and shall in no way limit, defuse or otherwise affect the provisions hereof.

13. Governing Law. This Agreement is being executed and delivered and is intended to be performed in the State of California, ands all be governed by and construed in accordance with the laws of the State of California.

14. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one original counterpart.

15. Cumulative Rights. Each and all of the various rights, powers and remedies of the Company and Employee in this Agreement shall be considered as cumulative, with and in addition to any other rights, powers or remedies of the Company or the Employee and no one of them as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy. Sections 4, 6, 7 and 8 hereof shall continue in full force and effect notwithstanding the Employee's termination of employment and the termination of this Agreement.

16. Remedies. The Employee and the Company both acknowledge that each may have no adequate remedy at law if either violates any of the terms contained in Sections 6, 7 and 8. In such event, either party shall have the right, in addition to any other rights it may have, to obtain relief to restrain any breach hereof or otherwise to specifically enforce any of the provisions hereof.

17. Waiver of Breach. The waiver by one party to this Agreement of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the said party .

18. Entire Agreement. This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by parties hereto. Effective on the date hereof, any prior employment agreements between the Company and the Employee shall terminate.

19. Attorney's Fees. In the event that either party must institute legal action to compel the other to comply with the terms of this Agreement, the prevailing parry shall be entitled to reasonable attorneys' fees and costs.

20. Good Faith. Each of the parties hereto agrees that he or it shall act in good faith in all actions taken under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Cornelius J. Brosnan	February 28, 2000
American Technology Corporation
Cornelius J. Brosnan, Chairman, President and CEO

/s/ James J. Croft III	February 28, 2000
James J. Croft III, Employee

Addendum to
American Technology Corporation
Employee Intellectual Property Policy
For

James J. Croft

This addendum to the Employee Intellectual Property Policy of American Technology Corporation (ATC) is made this 12th day of January, 1999 by and between ATC and James J. Croft (Croft) and constitutes modifications to the Policy regarding certain Croft Intellectual Property.

1.
Croft hereby agrees to grant an exclusive license to ATC for the Croft Invention known as "Acoustic Transformer Based Woofer Systems", hereinafter defined, under the terms and conditions set forth in this addendum.

2.	ATC agrees to provide reasonable financial support for the development of the system product and expenses for obtaining patent(s) for the system.
3.	Croft agrees to use his best efforts to finalize the patent documentation as quickly as possible.
4.
For products sold utilizing the Croft Invention prior to final action by the U. S. Patent and Trademark Office (PTO) on the application, Croft shall receive the applicable income, as per the Policy. Should the PTO deny a patent on the Croft Invention Claims, then these payments shall cease.

5.
ATC. agrees to start payments to Croft on August 1, 1999 in the amount of $900 per month. On February 1, 2000, these payments shall increase to $1,800 per month. Thereafter, Croft shall receive the greater of the amounts of monthly payments above or the commission earned of royalties paid to ATC by third party sublicensees, or from sales of products made by ATC. These monthly amounts paid to Croft shall be based on the amount received by ATC in quarterly lump sum payments by sublicensees averaged to determine a monthly royalty amount. In the event the royalty amount due to Croft should fall below $1800 per month and ATC should decide to pay Croft less than $1800 per month, but equal to or greater than $900 per month then the license granted by Croft shall be non-exclusive. In the further event that ATC decides not to pay Croft at least $900 per month, then the license grant is revoked and ATC shall have no rights in the invention.

6.	ATC agrees that Section III.B of the ATC Employee Intellectual Property Policy shall not apply to Croft.
7.	ATC agrees to use reasonable efforts to market and/or sell the Croft Invention products, consistent with the best interests of the company.
8.
"Acoustic Transformer Based Woofer System" is defined as a woofer driver coupled with a small coupling chamber to a two different sized back to back connected cone passive radiator such that the output is transformed up by the size of the largest cone and the ratio of the active woofer cone to the difference ratio of the passive cones or to the smaller of the passive cones. This can be used to create a scaled or vented or multi-chamber vented bandpass system and/or used to drive a dipole sub woofer system. It may also have a vent in the auxiliary chamber driven by the difference cone passive radiator.

James J. Croft	American Technology Corporation

By: /s/ James J. Croft	By: /s/ Con Brosnan

Name: James J. Croft	Name: Con Brosnan
Title: President and CEO

Addendum Number Two
to
American Technology Corporation
Employee Intellectual Property Policy
For

James J. Croft

This Addendum Number Two to the American Technology Corporation Employee Intellectual Property Policy is made this 14th day of January, 1999 by and between American Technology Corporation (ATC) and James J. Croft (Croft) and constitutes modifications to the Policy regarding certain Croft Intellectual Property.

1.	This Addendum Number Two incorporates and restates the original Addendum to the Policy dated January 12, 1999 (Original Addendum).
2.
The duties, obligations and benefits, which are set forth in the Original Addendum which flow to Croft shall also flow to Croft's heirs. In a similar manner, duties, obligations and benefits which are set forth in the Original Addendum which flow to ATC shall also flow to ATC's successors.

James J. Croft	American Technology Corporation

By: /s/ James J. Croft	By: /s/ Con Brosnan

Name: James J. Croft	Name: Con Brosnan
Title: President and CEO

Addendum Number Three to
American Technology Corporation
Employee Intellectual Property Policy
For

James J. Croft III

This addendum to the Employee Intellectual Property Policy of American Technology Corporation (ATC), which by this reference is incorporated herein, is made this 28th day of February, 2000 by and between ATC and James J. Croft III (Croft) and constitutes modifications to the Policy regarding certain Croft Intellectual Property.

1.
Croft hereby agrees to grant an exclusive license to ATC for the Croft Invention known as 'Three chamber, series tuned band-pass subwoofer"[ Three Chamber Subwoofer] , hereinafter defined, under the terms and conditions set forth in this addendum.

2.	ATC agrees to provide reasonable financial support for the development of the system product and expenses for obtaining patent(s) for the system.
3.	Croft agrees to use his best efforts to finalize the patent documentation as quickly as possible.
4.
For products sold utilizing the Croft Invention prior to final action by the U. S. Patent and Trademark Office (PTO) on the application, Croft shall receive the ap-plicable income, as explained below. Should the PTO deny a patent on the Croft Invention Claims, then these payments shall cease. Should ATC have to cease and desist the use of the Three Chamber Subwoofer during a patent infringement suit or action the payments under all terms herein shall be suspended for the duration of the suit or action but ATC shall not thereby revoke its rights herein.

5.	The applicable income sections of the Employee Intellectual Property Policy of ATC are set forth as follows:
• The percentages earned by the New Employee will be:
•
In the case of royalty payments to American Technology Corporation based solely on the former Intellectual Property of the New Employee, the New Employee shall receive 5% of the royalties pertaining to the Employee's former patents) or copyright(s). In the case where there are multiple former patents or copy-rights of the New Employee combined in a single royalty, the compensation to the New Employee will be 5% of the royalty paid to American Technology Corporation for that combination of Intellectual Property.

•
In the case of an individual product, component, or software program sold by American Technology Corporation the New Employee shall receive 2% of the net selling price. Net selling price is herein defined as American Technology Corporation's selling price minus all terms and conditions of sales [cash discounts, advertising, returns and allowances].

•
In the case where the New Employee's former Intellectual Property is a component part of a set of components American Technology Corporation sells, the ratio of the cost basis of the Employee's Intellectual Property to the total value of the set of components will be used to determine the percentage of total value that the Employee's Intellectual Property represents of the net selling price upon which the Employees 2% compensation will be calculated.. Net selling price is herein defined as American Technology Corporation's selling price minus all terms and conditions of sales [cash discounts, advertising, returns and allowances).

6.
Croft agrees that when the Three Chamber Subwoofer is a part of a system or set of components that is earning royalties for American Technology Corporation, his 5% royalty will be calculated based on one half the total royalty earned by ATC from the system.

7.
Croft agrees to suspend all obligations by both parties under the Addendum dated January 12, 1999 regarding the Croft Invention known as "Acoustic Transformer Based Woofer Systems" until March 25, 2004.

8.
ATC agrees to start payments for the Three Chamber Subwoofer to Croft on October 1, 2000 in the amount of $1600 per month paid on a quarterly basis. There-after, Croft shall receive the greater of the amounts of monthly payments above or the commission earned of royalties paid to ATC by third party licensees, or from sales of products made by ATC. These monthly amounts paid to Croft shall be based on the amount received by ATC in quarterly lump sum payments by licensees averaged to determine a monthly royalty amount.

9.
Croft agrees to credit the payments made to him by ATC under the Addendum dated January 12, 1999 to the payment obligations under this Addendum Three. The amount of this credit is $5,400. Therefore, applying this credit to the monthly minimum payment of $1600, for the Three Chamber Subwoofer (as described in Employee's Employment Agreement of February 28, 2000) the credit amount shall be exhausted in January, 2001. It is understood and agreed by the parties to this Addendum Three that, since the payment amount to Croft is the greater of the monthly payment or the amount due under the Policy, this credit may be exhausted earlier than January, 2001.

10.
Croft represents and warrants he has sole title to this invention, has the right to assign it to ATC, that it is free and clear of all encumbrances and that no rights to this invention rest with any of his prior employers.

11.	ATC agrees to use reasonable efforts to market and/or sell the Croft Invention products, consistent with the best interests of the company.
12.
"Three chamber, series tuned band-pass subwoofer" [Three Chamber Subwoofer] is defined and described by Croft as a 3 chamber woofer system that has the woofer(s) mounted between chamber 1 and 2 and a vent going between chamber 1 and 2, this being the vent with the lowest frequency tuning. Another vent is between chambers 2 and 3 that has the highest tuning and one more vent from chamber three to outside the cabinet and this vent being tuned to a middle frequency between the other two vents. A similar design with the lowest frequency vent removed is also possible. These designs have very small cone excursion for power out and also roll-off at a steep rate which allows them to be used to a higher frequency in a mono bass system without audible location detection. Rear, sealed chamber could also be replaced w/ an acoustic pipe. Also a 3 chamber system with a vent to the outside world from each chamber and with two woofers feeding forward into a common chamber tuned to the lowest frequency and rear waves of each feeding separately into their own chambers which are vented at two frequencies.

13.
The duties, obligations and benefits, which are set forth in this Addendum, which flow to Croft shall also flow to Croft's heirs. In a similar manner, duties, obligations and benefits which are set forth in this Addendum which flow to ATC shall also flow to ATC's successors and assigns.

James J. Croft 2/28/00	American Technology Corporation

By: /s/ James J. Croft	By: /s/ Con Brosnan 2/28/00

Name: James J. Croft	Name: Con Brosnan
Title: President and CEO